EXHIBIT 4.9

                              INCOMM HOLDINGS CORP
                            NOTE EXTENSION AGREEMENT

                                                                October 25, 2006

Reference: Promissory Note executed August 15, 2005 and the subsequent Amendment dated April 15, 2006.

         Tradequest International, Inc. and Incomm Holdings Corp (collectively "Company") and Howard Weiss ("Weiss") the note holder of the above mentioned note and subsequent amendment (collectively the "Note") agree to extend the maturity date of the Note [the "Extension Agreement"] upon the following terms and conditions:

         I. The Company currently owes Weiss, pursuant to the Note, a principal amount of $100,000 (one hundred thousand dollars) together with a premium amount of $50,000 (fifty thousand dollars), without interest, payable on or before July 15, 2006. Additionally, Weiss is to receive 35,000 (thirty five thousand) 3 (three) year cashless warrants exercisable at $1.00 (one dollar) per common share [collectively, the "Warrants"] and 25,000 (twenty five thousand) restricted shares, hereinafter referred to as ("Note terms").

         II. The maturity date of the Note is hereby extended as follows: The Company has entered into a financing agreement for $1,500,000 (one million five hundred thousand dollars) [the "Financing"] and has received its first tranche netting $395,000.

                  a. The second tranche of the Financing will be received upon submittal of the Company's registration statement. The Company expects to submit its registration statement within two (2) weeks. Upon the Company's receipt of the second tranche of financing, the Company shall pay Weiss the amount of $75,000 (seventy five thousand dollars), ("First Payment"). The unpaid balance of the $165,000.00 owed on account of the Note [as amended by this Extension Agreement] [see below for reference to additional $15,000.00 included in the balance] shall be all due and payable within 3 days of the Company's receipt of the third tranche of the Financing, or on March 1, 2007, whichever is sooner [the "New Maturity Date"], without interest.

                  b. The Company shall place the First Payment in an escrow account controlled by the Company within three days of the execution of this Extension Agreement; and upon the Company receiving the second tranche of financing, the escrow funds, in the gross amount of the First Payment shall be released within three (3) business days to Weiss;

                  c. If the First Payment is not timely paid after the Company's receipt of the second tranche of the Financing, and/or the Securities [referenced below] are not timely delivered to Weiss, the Note shall be deemed in default, and the due

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date for the payment of all sums due an owing under the Note, as amended by this
Extension Agreement, shall be automatically accelerated to the default date.

         III. Notwithstanding the Note terms due Weiss, the Company shall issue an additional 275,000 (one hundred seventy five thousand) restricted shares. A certificate evidencing the issuance of the total shares, 300,000 (three hundred thousand) in the name of "Howard Weiss", and a warrant agreement issued in the name of "Howard Weiss" with respect to the Warrants [collectively, the "Securities"] shall be delivered to Weiss within 30 (thirty) days of the execution of this Extension Agreement.

         IV. Additionally, the Company agrees that the Note is hereby deemed amended to increase the balance due at the New Maturity Date by the sum of $15,000.00 to cover any and all legal costs incurred by Weiss as a result of collection efforts through December 31, 2006.

         V. If a default occurs in the Maker's performance of the Note [as amended by this Extension Agreement]; or if the Note, [as amended by this Extension Agreement], has not been paid in full on or before the New Maturity Date, this Extension Agreement shall be deemed NOT to have impaired any rights and/or claims of action Weiss otherwise would have had but for having executed this Extension Agreement.


TradeQuest International, Inc., Maker

By: /s/ Tom Biggs
    -------------
    Tom Biggs, Director/Secretary

Dated: November 2, 2006


Incomm Holdings Corp., Maker

By: /s/ Tom Biggs
    -------------
    Tom Biggs, Director/Secretary

Dated: November 2, 2006


Howard Weiss, Payee

By: /s/ Howard Weiss
    ----------------
    Howard Weiss

Dated: October 29, 2006

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